NATIONAL FUEL REPORTS FIRST QUARTER RESULTS

Buffalo, New York: National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE:NFG) today reported earnings for the first quarter ended December 31, 2000 of $53.0 million, or $1.35 per share ($1.32 per share on a diluted basis). This compares with earnings of $44.9 million, or $1.15 per share ($1.14 per share on a diluted basis), for the quarter ended December 31, 1999.

          The increase in earnings of $8.1 million for the quarter as compared with the prior year's quarter was the result of higher earnings in the Exploration and Production, Timber and Energy Marketing segments. These higher earnings were offset in part by lower earnings in the Utility, Pipeline and Storage, and International segments.

          The Utility segment's first quarter fiscal 2001 earnings were $18.3 million, or $3.5 million less when compared with the first quarter of fiscal 2000. A primary factor in this quarter's lower earnings was the $10.0 million decrease in rates for the Utility's New York customers that went into effect October 1, 2000 in connection with the three year rate settlement agreement reached with the New York State Public Service Commission. This rate decrease is provided in the form of a bill credit included in rates during the November 1 through March 31 heating season. This settlement follows a period of rate reductions implemented in 1998 and 1999, saving customers approximately 1.1% on their annual bill each year. Colder weather in the Utility's Pennsylvania service territory and the continuing efforts to control Operating and Maintenance expenses and improve efficiencies offset to a certain extent the full impact of the rate reduction. Earnings were also impacted by stock appreciation rights ("SARs") expense (see discussion below) and by the expense incurred in connection with an early retirement offer accepted by certain employees in Pennsylvania. The early retirement benefit expense will be offset in the future by lower labor costs*.

          Bernard J. Kennedy, Chairman and Chief Executive Officer, stated: "Nationwide, the last three months have presented utility customers and their utility companies with considerable challenges. Locally, we have endured both weather that has been significantly colder than in recent years, and the consequences of a marketplace that, for several months, has sustained unprecedented prices for natural gas. Fortunately, the increased energy needs of our customers have been met consistently and reliably as we have delivered natural gas to heat their homes and businesses during this difficult time."

- more -

          In the Exploration and Production segment, earnings for the quarter ended December 31, 2000 were $23.0 million, up $15.0 million from the prior year's first quarter. An 82% increase in oil production, largely attributable to production from the Company's Canadian properties acquired last June, combined with higher commodity prices were the main reasons for higher earnings. In addition, a $3.8 million (after tax) positive valuation in the first quarter of no cost collars used for hedging oil and gas prices contributed to higher earnings.

          The Timber segment's first quarter earnings of $2.4 million were $1.5 million greater than the prior year's first quarter. This increase was primarily the result of the gains realized on the sale of timber properties. Increased sales of timber at prices higher than last year also contributed to greater profitability.

          The Energy Marketing segment had first quarter fiscal 2001 earnings of $1.3 million compared with break-even results during the first quarter last year. This primarily reflects higher sales margins during the quarter. There was also a mark-to-market gain on certain derivative financial instruments. An offsetting position has been taken to eliminate further mark-to-market adjustments. This segment's remaining derivative financial instruments qualify for hedge accounting treatment*.

          In the Pipeline and Storage segment, earnings of $6.6 million for the quarter ended December 31, 2000 were down $2.7 million compared to the first quarter of fiscal 2000. Reasons for the decrease included the SARs expense, early retirement benefits and lower efficiency gas revenues compared to a year ago. These negatives were offset in part by other income realized upon the buy-out by a customer of a long-term transportation contract and by this segment's continuing efforts to control Operating and Maintenance expenses.

          The International segment's earnings for the first quarter of fiscal 2001 of $2.2 million were $2.4 million lower than the earnings in the prior year's quarter. The decrease can be attributed to a decline in heat sales because of warm weather in the Czech Republic and from a non-recurring income tax adjustment made last year. Decreases in Operating and Maintenance expenses were a partial offset.

          The increase in the market price of National Fuel's stock from $56.06 at September 30, 2000 to $62.94 at December 31, 2000, while benefiting the Company's shareholders, carried with it the necessary recognition of $7.5 million (after tax) of expense for SARs. This expense was spread across all segments with the greatest impact on Pipeline and Storage.

          Mr. Kennedy added: "We are pleased that our continued diversification efforts have led to a positive earnings performance for this quarter. Our investments in California and Canada in our Exploration and Production segment provided the impetus behind this quarter's earnings increase. The Exploration and Production segment now represents the Company's largest net plant investment. The current crisis in California, indeed, makes us realize that the need for energy is a national issue. National Fuel will endeavor to be part of the solution to this country's long-term energy needs through the development of additional supplies of oil and gas, and the construction of new gas pipelines*."

- more -

          The Company reaffirms its prior earnings estimates for Fiscal 2001 in the $4.25 to $4.35 per share range.* While oil and gas prices remain at favorable levels, production delays, primarily in the Gulf Coast region, have occurred. The postponement until the 2nd and 3rd fiscal quarters of new well completions, and recompletions from non-operated wells, requires estimated production volumes for the year to be lowered from the previous range of 95-100 Bcfe to 90-95 Bcfe.*

          The Company will host a conference call on Monday January 29, 2001 at 9:00 a.m. (Eastern Time) to discuss this announcement. There are two ways to access this call; first you may go to the Company's home page at its Internet Web site HTTP://WWW.NATIONALFUELGAS.COM and click on the words "Conference Call"; and second, for those without Internet access, a toll free number may be used. Please call 1-888-455-5419 and use the passcode "National Fuel" to listen to the live call. For those unable to listen to the live broadcast, a replay will be available at the above-mentioned Internet Web site beginning about one hour after the call. In addition, the call will be recorded and a toll-free replay will be available for playback by telephone approximately one hour after the call is completed at 1-800-944-2125.

          National Fuel is an integrated energy company with $3.5 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing, and Timber. Additional information about National Fuel is available on its Internet Web site: HTTP://WWW.NATIONALFUELGAS.COM or through its investor information service at 1-800-334-2188.

__________
o	This statement is a “forward-looking statement” as defined by the Private Securities Litigation Reform Act of 1995. While National Fuel’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, actual results may differ materially from those in the forward-looking statement. Furthermore, such statement speaks only as of the date on which it is made, and National Fuel undertakes no obligation to update the statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. In addition to other factors, the following are important factors that could cause actual results to differ materially from those expressed in the forward-looking statements: changes in economic conditions, demographic patterns and weather conditions; changes in the availability or price of natural gas and oil; inability to obtain new customers or retain existing ones; significant changes in competitive conditions affecting the Company; governmental/regulatory actions and initiatives, including those affecting acquisitions, financings, allowed rates of return, industry and rate structure, franchise renewal, and environmental/safety requirements; unanticipated impacts of restructuring initiatives in the natural gas and electric industries; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays or change in project costs; the nature and projected profitability of pending and potential projects and other investments; occurrences affecting the Company’s ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate and integrate existing and any subsequently acquired business properties; availability to successfully identify, drill for and produce economically viable natural gas and oil reserves; changes in the availability or price of derivative financial instruments; changes in the price of natural gas or oil and the related effect given the accounting treatment or valuation of derivative financial instruments; inability of the various counterparties to meet their obligations with respect to the Company’s financial instruments; regarding foreign operations - changes in foreign trade and monetary policies, laws, and regulations related to foreign operations, political and governmental changes, inflation and exchange rates, taxes and operating conditions; significant changes in tax rates or policies or in rates of inflation or interest; significant changes in the Company’s relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur; or changes in accounting principles or the application of such principles to the Company.

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

(Thousands of Dollars, except per share amounts)
                                                    Three Months Ended
                                                    December 31,
                                                    ------------------
                                                       (Unaudited)
SUMMARY OF OPERATIONS                                2000         1999
---------------------                                ----         ----
Operating Revenues                                 $559,504     $377,031
                                                   --------     --------

Operating Expenses:
  Purchased Gas                                     273,080      128,089
  Fuel Used in Heat and Electric Generation          16,064       17,780
  Operation and Maintenance                         101,291       82,679
  Property, Franchise and Other Taxes                21,453       22,792
  Depreciation, Depletion and Amortization           39,136       33,716
  Income Taxes - Current                             20,900        7,746
                         - Deferred                  12,459       13,992
                                                   --------     --------
                                                    484,383      306,794
                                                   --------     --------
Operating Income                                     75,121       70,237
Other Income                                          8,165        1,172
                                                   --------     --------

Income Before Interest Charges and Minority
  Interest in Foreign Subsidiaries                   83,286       71,409

Interest Charges                                     29,387       25,230
Minority Interest in Foreign Subsidiaries              (915)      (1,311)
                                                   --------     --------

Net Income Available for Common Stock              $ 52,984     $ 44,868
                                                   ========     ========

Earnings Per Common Share:
   Basic                                              $1.35        $1.15
                                                      =====        =====
   Diluted                                            $1.32        $1.14
                                                      =====        =====

Weighted Average Common Shares:
  Used in Basic Calculation                      39,380,113   38,923,141
                                                 ==========   ==========
  Used in Diluted Calculation                    40,173,174   39,413,008
                                                 ==========   ==========

                           NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

SEGMENT INFORMATION
(Thousands of Dollars)
                                       Three Months Ended
                                          December 31,
                                          (Unaudited)
                                       ------------------

                                                         Increase
                                2000           1999     (Decrease)
                                ----           ----      --------
Operating Revenues
Utility                       $354,168      $233,216     $120,952
Pipeline and Storage            42,665        43,165         (500)
Exploration and Production     101,254        50,018       51,236
International                   31,224        38,073       (6,849)
Energy Marketing                48,186        29,175       19,011
Timber                          10,937         8,740        2,197
                              --------      --------     --------
  Total Reportable Segment     588,434       402,387      186,047
All Other                        1,299         1,268           31
Intersegment Eliminations      (30,229)      (26,624)      (3,605)
                              --------      --------     --------
   Total Consolidated         $559,504      $377,031     $182,473
                              ========      ========     ========

Operating Income (Loss)
 Before Income Taxes
Utility                       $ 38,627       $42,510      $(3,883)
Pipeline and Storage            10,298        18,219       (7,921)
Exploration and Production      50,187        20,514       29,673
International                    6,640         8,973       (2,333)
Energy Marketing                 2,415           (55)       2,470
Timber                           2,899         2,510          389
                              --------       -------      -------
  Total Reportable Segment     111,066        92,671       18,395
All Other                       (1,024)         (126)        (898)
Corporate                       (1,562)         (570)        (992)
                              --------       -------      -------
   Total Consolidated         $108,480       $91,975      $16,505
                              ========       =======      =======

Net Income
Utility                        $18,287       $21,753      $(3,466)
Pipeline and Storage             6,595         9,282       (2,687)
Exploration and Production      23,001         8,005       14,996
International                    2,240         4,683       (2,443)
Energy Marketing                 1,344           (17)       1,361
Timber                           2,396           931        1,465
                               -------       -------       ------
  Total Reportable Segment      53,863        44,637        9,226
All Other                         (732)         (146)        (586)
Corporate                         (147)          377         (524)
                               -------       -------      -------
   Total Consolidated          $52,984       $44,868      $ 8,116
                               =======       =======      =======

                           NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

SEGMENT INFORMATION (Continued)
(Thousands of Dollars)
                                      Three Months Ended
                                         December 31,
                                         (Unaudited)

                                                         Increase
                                 2000        1999       (Decrease)
                                 ----        ----        --------

Depreciation, Depletion
 and Amortization:
Utility                        $ 9,225      $ 9,015       $  210
Pipeline and Storage             5,887        5,953          (66)
Exploration and Production      20,447       15,509        4,938
International                    2,703        2,889         (186)
Energy Marketing                    60           53            7
Timber                             781          273          508
                               -------      -------       ------
  Total Reportable Segment      39,103       33,692        5,411
All Other                           32           23            9
Corporate                            1            1            0
                               -------      -------       ------
   Total Consolidated          $39,136      $33,716       $5,420
                               =======      =======       ======

Expenditures for
 Long-Lived Assets
Utility                        $10,116      $16,327      $(6,211)
Pipeline and Storage             6,442        7,199         (757)
Exploration and Production      42,746       28,938       13,808
International                    9,447        3,020        6,427
Energy Marketing                     0            0            0
Timber                             589        3,438       (2,849)
                               -------      -------      -------
  Total Reportable Segment      69,340       58,922       10,418
All Other                            9        1,000         (991)
                               -------      -------      -------
   Total Consolidated          $69,349      $59,922      $ 9,427
                               =======      =======      =======

DEGREE DAYS

                                                         Percent Colder
                                                         (Warmer) Than:
Three Months Ended December 31    Normal  2000   1999   Normal  Last Year
------------------------------    ------  ----   ----   ------  ---------

  Buffalo, NY                     2,314   2,488  2,096    7.5     18.7
  Erie, PA                        2,030   2 332  1,854   14.9     25.8

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

                     EXPLORATION AND PRODUCTION INFORMATION
                     --------------------------------------

                                             Three Months Ended
                                                December 31,
                                             ------------------
                                                           Increase
                                        2000      1999    (Decrease)
                                        ----      ----     --------

Gas Production/Prices:
Production (MMcf)
  Gulf Coast                            6,429     7,946     (1,517)
  West Coast                            1,044     1,116        (72)
  Appalachia                            1,043     1,107        (64)
  Canada                                  122         0        122
                                        -----    ------      -----
                                        8,638    10,169     (1,531)
                                        =====    ======      =====
Average Prices (Per  Mcf)
  Gulf Coast                            $5.91     $2.57      $3.34
  West Coast                             9.36      2.90       6.46
  Appalachia                             4.18      2.90       1.28
  Canada                                 4.75      0.00       4.75
    Weighted Average                     6.10      2.64       3.46
    Weighted Average after Hedging       3.74      2.62       1.12

Oil Production/Prices:
Production (Thousands of Barrels)
  Gulf Coast                              356       322         34
  West Coast                              745       686         59
  Appalachia                                2         3         (1)
  Canada                                  741         0        741
                                        -----     -----        ---
                                        1,844     1,011        833
                                        =====     =====        ===

Average Prices (Per Barrel)
  Gulf Coast                           $31.80    $23.36     $ 8.44
  West Coast                            26.94     19.97       6.97
  Appalachia                            30.90     21.67       9.23
  Canada                                28.01      0.00      28.01
    Weighted Average                    28.31     21.06       7.25
    Weighted Average after Hedging      23.03     17.39       5.64

                           NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

Utility Throughput - (millions of cubic feet - MMcf)

                                           Three Months Ended
                                              December 31,
                                           ------------------
                                                           Increase
                                      2000       1999    (Decrease)
                                      ----       ----     --------

    Residential Sales                24,001     20,466      3,535
    Commercial Sales                  4,451      3,678        773
    Industrial Sales                  1,674        986        688
                                     30,126     25,130      4,996
     Off-System Sales                 3,181      2,760        421
    Transportation                   17,514     16,808        706
                                     ------     ------      -----
                                     50,821     44,698      6,123
                                     ======     ======      =====

Pipeline & Storage Throughput- (MMcf)
                                          Three Months Ended
                                             December 31,
                                          ------------------
                                                              Increase
                                       2000        1999      (Decrease)
                                       ----        ----       --------
Firm Transportation - Affiliated      41,420      34,073       7,347
Firm Transportation - Non-Affiliated  48,122      48,557        (435)
Interruptible Transportation           5,950         241       5,709
                                      ------      ------      ------
                                      95,492      82,871      12,621

Energy Marketing Volumes
                                          Three Months Ended
                                              December 31,
                                          ------------------
                                                            Increase
                                       2000       1999     (Decrease)
                                       ----       ----      --------
    Natural Gas (MMcf)                 8,231      9,161      (930)
                                       =====      =====       ===

International Sales Volumes
                                          Three Months Ended
                                             December 31,
                                          ------------------
                                                         Increase
                                     2000       1999     (Decrease)
                                     ----       ----      --------
    Heating (Gigajoules)           3,365,555  3,967,768  (602,213)
                                   =========  =========   =======

    Electricity (Megawatt hours)    330,024    317,655     12,369
                                    =======    =======     ======

Timber Board Feet (Thousands)
                                          Three Months Ended
                                              December 31,
                                          ------------------
                                                         Increase
                                       2000     1999     (Decrease)
                                       ----     ----      --------
   Log Sales                           2,061    2,533      (472)
   Green Lumber Sales                  2,266    1,994       272
   Kiln Dry Lumber Sales               2,068    1,608       460
                                       -----    -----       ---
                                       6,395    6,135       260
                                       =====    =====       ===

                            NATIONAL FUEL GAS COMPANY
                                AND SUBSIDIARIES

Quarter Ended December 31(unaudited)                2000             1999
-----------------------------------                 ----             ----

  Operating Revenues                            $559,504,000      $377,031,000
                                                ============      ============

  Net Income Available for Common Stock          $52,984,000       $44,868,000
                                                 ===========       ===========

  Earnings Per Common Share:
     Basic                                             $1.35             $1.15
                                                       =====             =====
     Diluted                                           $1.32             $1.14
                                                       =====             =====

   Weighted Average Common Shares:
      Used in Basic Calculation                   39,380,113        38,923,141
                                                  ==========        ==========
      Used in Diluted Calculation                 40,173,174        39,413,008
                                                  ==========        ==========

Twelve Months Ended December 31 (unaudited)

  Operating Revenues                          $1,607,750,000    $1,299,883,000
                                              ==============    ==============

  Net Income Available for Common Stock         $135,322,000      $122,286,000
                                                ============      ============

  Earnings Per Common Share:
     Basic                                             $3.45             $3.15
                                                       =====             =====
     Diluted                                           $3.40             $3.12
                                                       =====             =====

   Weighted Average Common Shares:
      Used in Basic Calculation                   39,239,751        38,763,563
                                                  ==========        ==========
      Used in Diluted Calculation                 39,782,393        39,152,655
                                                  ==========        ==========